Calculation of Ratios of Earnings to Fixed Charges
	General Signal Corporation
 (Dollars in millions)
 Exhibit (12.0)
		         				         Quarter
						                   Ended
						                   March 31,              Year Ended December 31,
                           1996         1995    1994    1993    1992    1991
Earnings:
Earnings from
continuing
operations before income
taxes and extraordinary
items                   $42.3          $156.4  $160.3  $139.1  $  9.5  $97.4

Add:  Fixed charges       9.1            34.7    20.2    22.6    35.3   39.3
                        -----          ------   -----  ------  ------  -----
                        $51.4          $191.1  $180.5  $161.7   $44.8 $136.7

Fixed charges:
Interest Expense
  (Gross)                $7.4           $27.7   $14.4   $18.0   $28.6 $31.8
One-third of rent
  expense                 1.7             7.0     5.8     4.6     6.7   7.5
                        -----           -----   -----   -----   -----  -----

                         $9.1           $34.7   $20.2   $22.6   $35.3 $39.3
                        -----           -----   -----   -----   ----- -----
Ratio                    5.65            5.51    8.94    7.15    1.27  3.48
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